Exhibit 99.1

Crescera Capital Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing January 10, 2022

RIO DE JANEIRO, January 10, 2022 – Crescera Capital Acquisition Corp. (“Crescera” or the “Company”) announced that, commencing today, holders of the units sold in the Company’s initial public offering of 20,125,000 units completed on November 23, 2021, including the units sold pursuant the full exercise of the underwriter’s over-allotment option of 2,625,000 units, may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “CREC” and “CRECW,” respectively. Units not separated will continue to trade on Nasdaq under the symbol “CRECU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from UBS Securities LLC by mail at 1285 Avenue of the Americas, New York, NY 10019, Attention: Prospectus Department, by telephone at (888) 827-7275 or by email at ol-prospectus-request@ubs.com.

About Crescera Capital Acquisition Corp.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a business combination with a company not limited to a particular industry, sector or geographic region in Latin America. The Company’s sponsor is associated with the Brazilian asset management firm Crescera Capital.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Natalia C. Galarti

Chief Operating Officer, Crescera Capital

Laura Guaraná Carvalho

Chief Financial Officer

spac@crescera.com